Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 76 to the Registration Statement (Form N-1A, No. 811-06103) of our reports dated May 26, 2015 on the financial statements and financial highlights of Deutsche Central Cash Management Government Fund (formerly, Central Cash Management Fund) (one of the funds of Investors Cash Trust) included in the Fund’s Annual Report for the fiscal year ended March 31, 2015.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 26, 2016